Exhibit 99.1

YP Corp. Announces Adoption of Stock Repurchase Program

(Mesa, AZ) - May 18, 2005

YP Corp. (OTCBB: YPNT), a leading provider of nationwide Internet Yellow Pages and related services, announced today that in addition to the common stock recently repurchased by the company, which equaled approximately 4% of its outstanding common stock, its board of directors has authorized the repurchase of up to an additional $3 million of the company’s common stock from time to time on the open market or in privately negotiated transactions.

Peter J. Bergmann, YP Corp.’s CEO commented, “We believe that our stock is dramatically undervalued and felt that at current prices it was a prudent opportunity to use a portion of our cash on hand to increase shareholder value through the repurchase of our stock. We believe this effort will be accretive to our EPS. We have overcome many challenges over the course of the past year but we always continued to generate positive cash flow. Because of this and the absence of debt on our books, we can afford to do this, as well as continue to offer quarterly dividends to all of our shareholders. We have committed significant funds to this program and believe it to be a demonstration of our faith in the company.”

About YP Corp.

YP Corp., a leading provider of Internet-based Yellow Pages services, offers an Internet Advertising Package™ (“IAP”) that includes a Mini-WebPage™ and Preferred Listing through its Yellow Pages web site at www.YP.Com. The Company’s web site contains listings for approximately 17 million businesses in the United States.

YP Corp. also provides an array of other Internet services that complement its Yellow Pages web site, including an Internet Dial-Up Package™ (dial-up Internet access) and QuickSite™ (web site design & hosting services).

YP Corp. is a longstanding member, exhibitor and sponsor of the two major Yellow Pages trade associations - Yellow Page Integrated Media Association (YPIMA), the major trade association of Yellow Pages publishers throughout the world, and the Association of Directory Publishers (ADP), which mostly represents independent Yellow Pages publishers. YP Corp. is based in Mesa, AZ and Las Vegas, NV. For more information, visit the web site at www.YP.Com.

Forward-looking Disclaimer

This press release may include statements that constitute “forward-looking statements,” which are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of YP Corp. and its subsidiary to be materially different from those expressed or implied by such forward-looking statements. Specific forward-looking statements contained in this press release include, but are not limited to, (i) the Company’s belief that its stock repurchase program will be accretive to EPS; and (ii) the Company’s expectation that it will be able to continue offering quarterly cash dividends to shareholders.

Factors that may affect forward-looking statements and the Company’s business generally include but are not limited to (i) the risk factors and cautionary statements made in the Company’s Quarterly Report on Form 10-QSB for the year ended March 31, 2005; and (ii) other factors that YP Corp. is currently unable to identify or quantify, but may exist in the future.

Forward-looking statements speak only as of the date the statement was made. YP Corp. does not undertake and specifically declines any obligation to update any forward-looking statements.

YP Corp. Contact
Roger Bedier
YP Corp Investor Relations
Phone 480-325-4339
rogerb@ypcorp.com